AGREEMENT
AND
PLAN OF REORGANIZATION

by and among

Bastrop Bancshares, Inc.,
Bastrop Acquisition, Inc.,
First National Bank of Bastrop

and

CBCT Bancshares, Inc.,
Community Bank of Central Texas, ssb

April 4, 2002

TABLE OF CONTENTS

Definitions	1

Structure of Transaction	5

Plans of Merger	5
Plan of Merger of Acquisition into Seller	5
Consideration	5
Plan of Merger of Surviving Corporation into Purchaser	6
Plan of Merger of Seller Bank into Purchaser Bank	6
Coordination of Effective Times	6

Closing	6

Obligations of Parties at Closing; Further Assurances	7

Representations and Warranties by Seller	7
Organization, Standing and Qualification	7
Subsidiaries	8
No Conflict With Other Instruments	8
Execution, Delivery and Performance of Agreement; Authority	8
Capitalization	8
Financial Statements	9
Absence of Undisclosed Liabilities	10
Taxes	10
Absence of Changes or Events	11
Litigation; Legal Proceedings	12
Compliance with Laws and Other Instruments	13
Title to and Condition of Properties	13
Schedules	14
Patents, etc	16
No Guaranties	16
Loans and Other Receivables	16
Records	17
Employee Benefit Plans and ERISA	17
Absence of Certain Business Practices	18
Regulatory Filings	18
Environmental	19
Employment Practices	20
Insider Interests	20
Insurance and Fidelity Bonds	21
Brokerage Fees	21

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Information for Shareholder Communications	21
Community Reinvestment Act	22
Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act	22
Usury Laws and Other Consumer Compliance Laws	22
Bank Secrecy Act	22
Disclosure	23

Purchaser and Acquisition Representations and Warranties	23
Organization, Standing and Qualification	23
No Conflict With Other Instruments	24
Execution, Delivery and Performance of Agreement; Authority	24
Financial Statements	24
Absence of Undisclosed Liabilities	25
Taxes	25
Absence of Changes or Events	26
Litigation; Legal Proceedings	26
Compliance with Laws and Other Instruments	26
Information for Shareholder Communications	26
Financial Resources	27
Community Reinvestment Act	27

Conduct of Business Prior to Closing	27

Access to Information and Documents; Confidentiality	28

Information for Applications and Filings; Shareholder Approvals	30

Additional Agreements	30
Nonsolicitation	30
Indemnification of Officers and Directors of Seller Parties	31
Procedure for Indemnification	32
Directors' and Officers' Liability Insurance	32
Obligation of Successors	33
Pre-Closing Adjustments	33
Voting Agreement	33
Employees and Employee Benefit Plans	34
Hurta Employment Agreement	35
Seller ESOP	35
Environmental Reports	36

Conditions Precedent to Purchaser Parties' Obligations	36

Conditions Precedent to Obligations of Seller Parties	38

Termination	38

Effect of Termination	40

Expenses	40

Restatement	40

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Nature and Survival of Representations and Warranties	41

Notices	41

Miscellaneous	42

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Annexes

Form of Plan of Merger of Seller into Acquisition	Annex 1
Form of Plan of Merger of Surviving Corporation into Purchaser	Annex 2
Form of Plan of Merger of Seller Bank into Purchaser Bank	Annex 3
Form of Voting Agreement and Irrevocable Proxy	Annex 4
Option Cancellation Agreement	Annex 5
Employment Agreement	Annex 6

SCHEDULES

Schedule 5(b)	-	Subsidiaries of Seller
Schedule 5(e)	-	Capitalization of Seller
Schedule 5(f)	-	Financial Statements of Seller
Schedule 5(i)	-	Absence of Changes or Events of Seller
Schedule 5(j)	-	Litigation; Legal Proceedings of Seller
Schedule 5(k)	-	Seller's Compliance with Laws and Other Instruments
Schedule 5(m)	-	Title to and Condition of Properties of Seller
Schedule 5(o)	-	Guaranties of Seller
Schedule 5(p)	-	Loans and Other Receivables of Seller
Schedule 5(u)	-	Environmental - Seller
Schedule 5(v)	-	Employment Practices of Seller
Schedule 5(w)	-	Insider Interests of Seller
Schedule 5(x)	-	Insurance and Fidelity Bonds of Seller
Schedule 6(d)	-	Financial Statements of Purchaser
Schedule 6(g)	-	Absence of Changes or Events of Purchaser
Schedule 6(h)	-	Litigation; Legal Proceedings of Purchaser
Schedule 6(i)	-	Purchaser's Compliance with Laws and Other Instruments

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AGREEMENT AND PLAN OF REORGANIZATION

       This AGREEMENT AND PLAN OF REORGANIZATION is made on April 4, 2002 (the "Agreement"), by and among Bastrop Bancshares, Inc., a Texas corporation and registered bank holding company, Bastrop Acquisition, Inc., a Maryland corporation, First National Bank of Bastrop, a national banking association, CBCT Bancshares, Inc., a Maryland corporation and registered bank holding company, and Community Bank of Central Texas, ssb, a Texas chartered savings bank.

W I T N E S S E T H :

       WHEREAS, Purchaser and Seller desire to merge their respective corporations on the terms and subject to the conditions set forth herein;

       WHEREAS, Purchaser Bank and Seller Bank desire to merge their respective banks on the terms and subject to the conditions set forth herein; and

       WHEREAS, Purchaser Parties and Seller Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby;

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereby agree as follows:

       Definitions.       As used in this Agreement, capitalized terms shall have the following meaning:

       "Acquisition" shall mean Bastrop Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Purchaser.

       "Acquisition Proposal" has the meaning assigned to it in Section 10(a) of this Agreement.

       "Agreement" has the meaning assigned to it in the opening paragraph of this Agreement.

       "Balance Sheet Date" shall have the meaning assigned to it in Section 5(f)(ii) of this Agreement.

       "Bank Merger" shall mean the merger of Seller Bank into Purchaser Bank as set forth in Section 2(d) of this Agreement.

       "Bank Plan of Merger" shall have the meaning assigned to it in Section 2(d) of this Agreement.

       "Closing" and "Closing Date" shall have the meanings assigned to them in Section 3 of this Agreement.

       "Consideration" shall have the meaning assigned to it in Section 2(b) of this Agreement.

       "Continuing Corporation" shall mean Purchaser as the corporation surviving the Subsidiary Merger.

       "Effective Time" shall have the meaning assigned to it in Section 2(a) of this Agreement.

       "Environmental Law" shall mean any federal, state, municipal or local law, statute, ordinance, common law, rule, regulation, permit, code, order, decree, judgment, injunction, notice, demand letter or other legally binding requirement relating to the protection of safety, health or the environment, including without limitation legally binding requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and specifically including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) ("CERCLA"), the Hazardous Substance Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), as such laws and regulations thereunder have been or are in the future amended or supplemented from time to time, and each similar federal, state, municipal or local statute, and each rule and regulation promulgated under such federal, state, municipal and local laws.

       "ERISA" means Employees Retirement Income Security Act of 1974, as amended.

       "FDIC" shall mean the Federal Deposit Insurance Corporation.

       "FHLB" shall mean the Federal Home Loan Bank of Dallas.

       "FRB" shall mean the Federal Reserve Board.

       "GAAP" shall mean generally accepted accounting principles.

       "Governmental Authority" shall mean any nation, province, state or other political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

       "Hazardous Substance" shall mean and include each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (iii) it is or contains, without limiting the foregoing, asbestos, asbestos-containing material, polychlorinated biphenyls, or petroleum hydrocarbons.

       "Knowledge" or "known" shall mean (i) the actual awareness of a particular fact or matter by Brad Hurta, Lynn Frerich, Nancy Janecek or any member of the current Board of Directors of any of Seller Parties, or (ii) such knowledge as could be discovered by such individuals upon a reasonable investigation of the books and records of any of Seller Parties.

       "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations or business of that Party and its subsidiaries taken as whole, or that materially impairs the ability of any party to consummate the Merger, the Subsidiary Merger, the Bank Merger or any of the other transactions contemplated by this Agreement. Without limiting the foregoing, an item or series of items that has a financial affect of $50,000 or more shall be deemed to have a Material Adverse Effect. Material Adverse Effect shall not, however, be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a Party taken with the prior informed written consent of the other Parties in contemplation of the transactions contemplated hereby, or (e) changes attributable to or resulting from changes in the prevailing level of interest rates.

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       "MCAC" shall mean the Maryland Corporation and Association Code, as amended.

       "Merger" shall mean the merger of Acquisition with and into Seller as defined in Section 2(a) of this Agreement.

       "OCC" shall mean the Office of the Comptroller of the Currency.

       "Parties" or "Party" shall mean Purchaser, Purchaser Bank, Seller, Seller Bank and Acquisition.

       "Plan of Merger" shall have the meaning assigned to it in Section 2(a) of this Agreement.

       "Plans" shall have the meaning assigned to it in Section 5(r) of this Agreement.

       "Purchaser" shall mean Bastrop Bancshares, Inc.

       "Purchaser Balance Sheet" has the meaning assigned to it in Section 6(d) of this Agreement.

       "Purchaser Bank" shall mean First National Bank of Bastrop.

       "Purchaser Parties" shall mean Purchaser, Acquisition and Purchaser Bank.

       "Regulatory Filings" shall have the meaning assigned to it in Section 5(t) of this Agreement.

       "Seller" shall mean CBCT Bancshares, Inc.

       "Seller Balance Sheet" shall have the meaning assigned to it in Section 5(f)(ii) of this Agreement.

       "Seller Financial Statements" shall have the meaning assigned to it in Section 5(f) of this Agreement.

       "Seller Parties" shall mean Seller and Seller Bank.

       "Seller Stock" shall have the meaning assigned to it in Section 5(e) of this Agreement.

       "Seller Bank" shall mean Community Bank of Central Texas, ssb, Smithville, Texas.

       "Seller Bank Stock" shall have the meaning assigned to it in Section 5(e) of this Agreement.

       "Subsidiary Merger" shall have the meaning assigned to it in Section 2(c) of this Agreement.

       "Subsidiary Plan of Merger" shall have the meaning assigned to it in Section 2(c) of this Agreement.

       "Superior Proposal" shall have the meaning assigned to it in Section10(a) of this Agreement.

       "Surviving Corporation" shall have the meaning assigned to it in Section 1 of this Agreement.

       "TBCA" refers to the Texas Business Corporation Act, as amended.

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       "TSLD" shall mean the Texas Savings and Loan Department.

       1.       Structure of Transaction. This Agreement sets forth the terms of a transaction pursuant to which (i) Acquisition, a wholly owned subsidiary of Purchaser organized solely for the purpose of consummating the Merger transaction referred to herein, will merge with and into Seller, (ii) Seller, as the surviving corporation in the merger with Acquisition (the "Surviving Corporation"), will merge with and into Purchaser, and (iii) Seller Bank will merge with and into Purchaser Bank.

       2.       Plans of Merger.

              (a)       Plan of Merger of Acquisition into Seller. Upon the terms and subject to the conditions herein contained, the Plan of Merger attached hereto as Annex 1 (the "Plan of Merger") and the Articles of Merger complying with the applicable provisions of Maryland corporate law and the TBCA, shall be executed and acknowledged by Seller, Purchaser and Acquisition at or prior to the Closing and shall be delivered to the Maryland State Department of Assessments and Taxation, Corporate Charter Division. Seller, Purchaser and Acquisition shall execute, acknowledge and deliver such other documents or certificates or take such other action as may be required to effect a merger of Acquisition with and into Seller (herein called the "Merger"), pursuant to which shareholders of Seller will receive the Consideration. The Merger shall become effective at the time and on the date specified in the Articles of Merger filed with the Maryland State Department of Assessments and Taxation, Corporate Charter Division (the "Effective Time"). At the Effective Time of the Merger, the separate existence of Acquisition shall cease and Acquisition shall be merged with and into Seller as more fully described in the Plan of Merger. The company surviving the Merger may, at any time after the Effective Time of the Merger, take any action (including executing and delivering any document) in the name and on behalf of Acquisition in order to carry out and effectuate the transactions contemplated by this Agreement.

              (b)       Consideration. Pursuant to the Plan of Merger and, subject to the rights of dissenting shareholders, each share of Seller Stock shall be converted into the right to receive $25.01 cash and each outstanding option to purchase Seller Stock, whether or not the option is then exercisable, shall be converted into the right to receive $10.98 cash. In no event will the total consideration paid by Purchaser for Seller's Stock and options exceed $7,561,205 (assuming none of the options are exercised prior to the Effective Time). If options are exercised prior to the Effective Time, the total consideration paid by Purchaser shall not exceed $7,561,205, plus an amount equal to $14.03 multiplied by the number of shares of Seller Stock acquired pursuant to options.

              (c)       Plan of Merger of Surviving Corporation into Purchaser. Immediately after the Effective Time, the Plan of Merger attached hereto as Annex 2 (the "Subsidiary Plan of Merger") and Articles of Merger complying with provisions of Article 5.04 of the TBCA, shall be executed and acknowledged by Surviving Corporation and Purchaser and shall be delivered to the Texas Secretary of State and the Maryland State Department of Assessments and Taxation, Corporate Charter Division for filing as required by the TBCA or MCAC, as the case may be. Surviving Corporation and Purchaser shall execute, acknowledge and deliver such other documents or certificates and take such other action as may be required to effect a merger of Surviving Corporation with and into Purchaser (herein called the "Subsidiary Merger"). The Subsidiary Merger shall become effective at the time and on the date specified in the Articles of Merger filed with the Texas Secretary of State in accordance with the laws of the State of Texas and the Maryland State Department of Assessments and Taxation, Corporate Charter Division. At the effective time of the Subsidiary Merger, the separate existence of Surviving Corporation shall cease and Surviving Corporation shall be merged with and into Purchaser as more fully described in the Subsidiary Plan of Merger. Purchaser, as the company surviving the Subsidiary Merger, may, at any time after the effective time of the Subsidiary Merger, take any action (including executing and delivering any document) in the name and on behalf of Surviving Corporation in order to carry out and effectuate the transactions contemplated by this Agreement.

              (d)       Plan of Merger of Seller Bank into Purchaser Bank. Immediately after the Effective Time, the Plan of Merger attached hereto as Annex 3 (the "Bank Plan of Merger") shall be executed and acknowledged by Seller Bank and Purchaser Bank and shall be delivered to the Office of the Comptroller of the

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Currency for filing as required by the National Bank Act, and regulations issued thereunder. Seller Bank and Purchaser Bank shall execute, acknowledge and deliver such other documents or certificates and take such other action as may be required to effect a merger of Seller Bank with and into Purchaser Bank (herein called the "Bank Merger"). The Bank Merger shall become effective at the time and on the date specified by the OCC. At the effective time of the Bank Merger, the separate existence of Seller Bank shall cease and Seller Bank shall be merged with and into Purchaser Bank as more fully described in the Bank Plan of Merger. The bank surviving the Bank Merger may, at any time after the effective time of the Bank Merger, take any action (including executing and delivering any document) in the name and on behalf of Seller Bank in order to carry out and effectuate the transactions contemplated by this Agreement.

              (e)       Coordination of Effective Times. The Parties agree to coordinate the consummation of the separate merger transactions described above such that the same will occur as nearly concurrently as is reasonably practicable.

       3.       Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Naman, Howell, Smith & Lee, a professional corporation, 900 Washington Avenue, Waco, Texas, at 10:00 a.m. local time, on a mutually agreeable date, which date shall not be later than thirty (30) calendar days after the date on which all regulatory conditions to the obligations of the Parties set forth herein shall have been satisfied and the expiration of any mandatory waiting periods. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date.

       4.       Obligations of Parties at Closing; Further Assurances. At the Closing, the Parties shall use their respective best efforts to deliver the certificates and letters which constitute conditions to effecting the Merger, Subsidiary Merger and Bank Merger and each Party shall provide the other Parties with such proof or indications of satisfaction of the conditions to the obligations of such other Parties to consummate the transaction affecting such Party as such other Parties may reasonably require. If all conditions to the obligations of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger and other appropriate instruments required to be filed of record to effectuate the Merger, Subsidiary Merger and Bank Merger, and such Articles of Merger and such other instruments shall be immediately filed respectively with the Secretary of State of Texas, the Maryland State Department of Assessments and Taxation, Corporate Charter Division and OCC. Promptly thereafter, the Parties shall take all steps necessary or desirable to consummate the Merger, Subsidiary Merger and Bank Merger in accordance with all applicable laws, rules and regulations and the respective plans of merger attached hereto as Annex 1, Annex 2 and Annex 3.

       5.       Representations and Warranties by Seller. Seller Parties, jointly and severally, represent and warrant to Purchaser Parties as follows:

              (a)       Organization, Standing and Qualification. The Seller Bank (i) is a Texas chartered savings bank duly organized, validly existing and authorized to transact the business of banking under the laws of the State of Texas, (ii) is in good standing under the laws of the State of Texas, (iii) it has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties, and (iv) has full corporate power and authority to enter into this Agreement and the related agreements referred to herein (subject to receipt of approval from the holders of a majority of its outstanding shares). Seller Bank is duly authorized and licensed under the laws of the State of Texas to conduct business at each location where Seller Bank is conducting business. The deposits of Seller Bank are insured by the Bank Insurance Fund as administered by the Federal Deposit Insurance Corporation to the fullest extent permitted under applicable law. Seller Bank has delivered to Purchaser true and complete copies of Seller Bank's articles of association and all amendments thereto, certified by the TSLD, and the bylaws of Seller Bank as presently in effect, certified by the President and Secretary of Seller Bank.

              Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has full corporate power and authority to enter into this Agreement and the related

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agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties (subject to receipt of approval from the Federal Reserve Bank and the holders of a majority of the shares of Seller Stock), (iii) is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect; and (iv) is a registered bank holding company with the Board of Governors of the Federal Reserve System. Seller has delivered to Purchaser true and complete copies of Seller's articles of incorporation and all amendments thereto, certified by the Secretary of State of Maryland, and the bylaws of Seller as presently in effect, certified by the President and Secretary of Seller.

              (b)       Subsidiaries. Seller Bank has no subsidiaries, except as set forth on Schedule 5(b). Seller has no subsidiaries other than Seller Bank; all of the outstanding capital stock of Seller Bank is owned by Seller. None of Seller Parties, except as set forth at Schedule 5(b), has any interest, direct or indirect, or any commitment to purchase any interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than a security interest which secures a loan made by Seller Bank in the ordinary course of business. There is no arrangement pursuant to which stock of any corporation is or has been held in trust for the benefit of all shareholders of Seller. The business carried on by Seller Parties is not being conducted through any other direct or indirect subsidiary or affiliate of Seller Parties.

              (c)       No Conflict With Other Instruments. Neither the execution, delivery nor performance of this Agreement by Seller Parties will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of association, articles of incorporation or bylaws of any of Seller Parties, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any of them are a party or by which any of them may be bound or affected.

              (d)       Execution, Delivery and Performance of Agreement; Authority. Seller Parties have the full power and authority to enter into this Agreement and the documents to be executed pursuant hereto and, subject to approval of the shareholders of Seller and subject to requisite regulatory approval, to carry out the transactions contemplated hereby. All proceedings required to be taken by Seller Parties to authorize the execution and delivery of this Agreement and the agreements relating hereto and, subject to approval of the holders of a majority of the outstanding shares of Seller and regulatory approval from the FRB, the consummation of the transactions contemplated hereby have been properly taken, and this Agreement and the documents to be executed pursuant hereto constitute or will upon execution constitute the valid and binding obligations of Seller Parties enforceable against Seller Parties in accordance with their terms.

              (e)       Capitalization. The presently authorized shares of capital stock of Seller Bank consists of 500,000 shares of common stock, $0.01 par value, of which 281,031 shares are outstanding (the "Seller Bank Stock"), all of which are owned and held by Seller, free and clear of all liens, charges, encumbrances, claims or restrictions of any kind, and 100,000 shares of preferred stock, $0.01 par value, none of which are outstanding. The presently authorized shares of capital stock of Seller consist of 4,000,000 shares of common stock, $0.01 par value, of which 291,223 shares are issued and outstanding (the "Seller Stock"), which are owned of record as of December 31, 2001 by the stockholders whose names and addresses are listed on Schedule 5(e) annexed hereto, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. The Seller Stock constitutes all of the outstanding capital stock of Seller. There are no outstanding subscriptions, options, buy/sell arrangements, warrants, calls, contracts, demands, unsatisfied preemptive rights, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any of Seller Parties is or may become obligated to issue, assign or transfer any shares of the capital stock of any of Seller Parties, except as set forth on Schedule 5(e). To the knowledge of Seller Parties, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of any of Seller Parties. Upon

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consummation of the Merger, the Subsidiary Merger and the Bank Merger, Purchaser shall own and have the power and right to vote 100% of the outstanding capital stock of Seller Bank.

       To the knowledge of Seller Parties, each of the persons or entities listed on Schedule 5(e) is the lawful record owner of the number of shares of Seller Stock set opposite their respective names on Schedule 5(e). The Seller Stock and Seller Bank Stock are validly issued and outstanding, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person or entity. All issuances, sales, and repurchases by any of Seller Parties of shares of its capital stock have been effected in compliance with applicable laws, rules and regulations including without limitation applicable federal and state securities laws. The reorganization of Seller Bank from a mutual to stock ownership form was in accordance with applicable laws, rules and regulations.

              (f) Financial Statements. Attached hereto as Schedule 5(f) are the following financial statements (hereinafter collectively called the "Seller Financial Statements"), all of which are complete and correct, represent actual bona fide transactions, have been prepared from the books and records of Seller and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraph (iii) below which have been prepared from the books and records of Seller Bank) in accordance with GAAP or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, consistently applied and maintained throughout the periods indicated and, accurately, completely and fairly present the financial condition of Seller and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraph (iii) below which accurately and fairly reflect the financial condition of Seller Bank only) as of their respective dates and the results of their respective operations for the periods covered thereby:

                     (i)       audited consolidated balance sheet of Seller and its subsidiaries as of December 31, 2000 and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto;

                     (ii)       audited consolidated balance sheet of Seller and its subsidiaries ("Seller Balance Sheet") as of December 31, 2001 (the "Balance Sheet Date") and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto; and

                     (iii)       Consolidated Reports of Condition and Income for Seller Bank as of December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, and December 31, 2001, and together with accompanying schedules, as filed (and amended) with the appropriate governmental entities.

Such statements of earnings referred to in clauses (i) and (ii) above do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

              (g) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Seller Balance Sheet (including the notes thereto), as of the Balance Sheet Date, none of the Seller Parties had any material debts, liabilities or obligations (whether absolute, accrued, contingent, unliquidated or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the income of any Seller Parties for the period prior to the close of business on the Balance Sheet Date or any other material debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

              (h)       Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding taxes, social security and unemployment taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due, payable or owed by any Seller Parties, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by any Seller Parties with respect

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to employees' withholding taxes have been duly made. None of Seller Parties has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last ten (10) years, the federal income tax returns of Seller Parties have not been audited and there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Seller Parties, or any waiver or agreement by any of them for the extension of time for the assessment of any tax.

              (i)       Absence of Changes or Events. Except as set forth in Schedule 5(i) annexed hereto, since the Balance Sheet Date each of Seller Parties has conducted their respective business only in the ordinary course and has not:

                     (i)       incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased in the ordinary course of business of Seller Bank, FHLB advances not exceeding $5 million, and current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with their prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects their respective businesses, liabilities or financial condition;

                     (ii)       discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than current liabilities shown on the Seller Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with their prior practice;

                     (iii)       declared or made any payment of dividends or other distribution to their shareholders upon or in respect of any shares of their capital stock, or purchased, retired or redeemed, or obligated themselves to purchase, retire or redeem, any of their shares of capital stock or other securities;

                     (iv)       mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of their properties, business or assets, tangible or intangible, except for the pledging or granting of security interests in investment securities to secure public deposits as required by law and in the ordinary course of business;

                     (v)       sold, transferred, leased to others or otherwise disposed of any of their material assets, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                     (vi)       received any notice of termination or threat of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets or operations of Seller Parties on a consolidated basis;

                     (vii)       had any material change in their relations with their employees, agents, depositors, loan customers, correspondent banks or suppliers;

                     (viii)       transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name or similar rights, or modified any existing rights with respect thereto;

                     (ix)       made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, or agent of any of the Seller Parties;

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                     (x)       issued or sold any shares of their capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation, other than in the ordinary course of business;

                     (xi)       made any capital expenditures or capital additions or betterments in excess of an aggregate of $20,000;

                     (xii)       instituted, had instituted against any of them, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Authority relating to any of Seller Parties or any of their property;

                     (xiii)       suffered any change, event or condition which, in any case or in the aggregate, has had or may have a Materially Adverse Effect on the consolidated condition of Seller Parties (financial or otherwise), or their properties, assets, liabilities, or operations, including, without limitation, any change in earnings or costs, or relations with their employees, agents, depositors, loan customers, correspondent banks or suppliers;

                     (xiv)       entered into any transaction, contract or commitment, other than in the ordinary course of business, or paid or agreed to pay any brokerage, finder's fee, taxes or other similar expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                     (xv)       (a) made or agreed to make any loan or loans to any one person or entity that would cause such person or entity to have outstanding loans from any of Seller Parties exceeding in the aggregate $200,000; (b) made, renewed or extended or agreed to make, renew or extend any fixed-rate loan with an interest rate of less than the prime rate of the money center banks for a term in excess of one year (except new automobile loans); or (c) repossessed or purchased in a foreclosure action any personal or real property in excess of $25,000; or

                     (xvi)       entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) above.

              (j)       Litigation; Legal Proceedings. Except as provided in Schedule 5(j), there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending, in effect, or, to the knowledge of Seller, threatened, against or relating to any of Seller Parties, or the officers, directors, employees, properties, assets or business of any of Seller Parties or the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same. Seller is not aware of any claims against any of Seller Parties which are not covered by insurance and none of the Seller Parties has received any notice or indication from their insurance company, any attorneys or otherwise that any of Seller Parties may or will be forced to incur any expenses or to pay any claims. Except as set forth on Schedule 5(j), none of the Seller Parties is now nor have they been in the last five (5) years subject to any memorandum of understanding, notice of determination, formal agreement, cease and desist order or other formal or informal administrative action with any Government Authority. None of the Seller Parties believe any such Government Authority has any present intent to place any of Seller Parties under any such administrative action.

              (k)       Compliance with Laws and Other Instruments. Except as set forth on Schedule 5(k), each of Seller Parties has materially complied with, and is in material compliance with, all laws, rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to their business, properties or operations as presently or heretofore conducted. None of Seller Parties is in default under the terms of any material outstanding contract, agreement, lease, license or other commitment, or under their respective articles of association, articles of incorporation or bylaws, nor has any event occurred which, with or without the passage of time, may be or become an event of default, and neither the ownership nor use of the properties of any Seller Parties, nor the conduct of the business of any Seller Parties conflicts with

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the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of their respective articles of association, articles of incorporation or bylaws as presently in effect, or any material lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which any Seller Parties is a party or by which any of them may be bound or affected. Except as set forth on Schedule 5(k), Seller is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of any of Seller Parties and which might adversely affect the properties, assets, liabilities, or operations of Seller Parties, whether before or after the Closing.

              (l)       Title to and Condition of Properties. Each of Seller Parties has good, marketable and (in the case of real property) indefeasible title to all the properties and assets they own or use in their respective businesses or purport to own, including, without limitation, those reflected in their books and records and in the Seller Balance Sheet and the real property described on the attached Schedule 5(m) which is a legal description of the real property owned by Seller Bank. None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the Seller Financial Statements as securing specific liabilities or as otherwise expressly permitted by the terms hereof or (ii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of the normal operations of any Seller Parties and (C) have arisen only in the ordinary course of business. All of the tangible properties and assets owned, leased or used by any of Seller Parties which are material to the business, results of operation or financial condition of any of Seller Parties, taken as a whole, are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Seller Parties and are directly related to the business of Seller Parties.

              (m)       Schedules. Attached hereto as Schedule 5(m) is a separate schedule containing an accurate and complete list and description of:

                     (i)       All real property owned by any of Seller Parties or in which any of Seller Parties has a leasehold or other interest or which is used by any of Seller Parties in connection with the operation of any of their businesses, together with a description of each lease, sublease, license, or any other instrument under which any of Seller Parties claims or holds such leasehold or other interest or right to the use thereof or pursuant to which any of Seller Parties has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                     (ii)       As of a date no earlier than December 31, 2001, all of the loans and other receivables of any of Seller Parties that are past due or have been in default of payment for more than thirty (30) days.

                     (iii)       All furniture, fixtures, office machines and equipment, motor vehicles, and other tangible personal property owned, leased or used by any of Seller Parties, except for items having a value of less than $500.00 which do not, in the aggregate, have a total value of more than $10,000.00, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

                     (iv)       A summary listing of all fire, theft, casualty, liability, errors and omission, bankers blanket bond, fidelity and other insurance policies insuring any of Seller Parties or their officers and directors, specifying

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with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

                     (v)       All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements under which any of Seller Parties is a debtor, lessee or pledgor or by which any of their property is bound.

                     (vi)       All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of any of Seller Parties or pursuant to which any of Seller Parties has acquired any substantial portion of their businesses or assets which have been entered into or made during the five (5) year period prior to the date of this Agreement.

                     (vii)       All employment and consulting agreements, agreements with independent contractors, executive compensation plans, bonus plans, deferred compensation agreements, warrants, employee business plans, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which any of Seller Parties is a party or is bound or which relate to the operation of the business of any of Seller Parties.

                     (viii)       Other than as set forth pursuant to clauses (ii), (iv), (v), (vi) and (vii) above, all contracts, agreements, commitments or other understandings or arrangements to which any of Seller Parties is a party or by which it or any of their property is bound or affected but excluding (A) purchase orders and commitments made in the ordinary course of business involving payments by any of Seller Parties of less than $2,000.00 in any single case but not more than $10,000.00 in the aggregate, (B) contracts entered into in the ordinary course of business and involving payments or receipts by any of Seller Parties of less than $2,000.00 in the case of any single contract but not more than $10,000.00 in the aggregate, and (C) contracts entered into in the ordinary course of business which are terminable by any of Seller Parties on less than thirty (30) days' notice without any penalty or consideration and involving payments or receipts by any of Seller Parties of less than $2,000.00 in the case of any single contract but not more than $10,000.00 in the aggregate.

                     (ix)       The names and current annual salary rates of all persons whose annual compensation (direct or indirect) from any of Seller Parties is currently at the rate of more than $5,000.00 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the twelve (12) months ended December 31, 2000 and December 31, 2001.

                     (x)       The names of all of the directors and officers of any of Seller Parties and the names of all persons, if any, holding tax or other powers of attorney from any of Seller Parties and a summary of the terms thereof.

                     (xi)       The name of each bank in which any of Seller Parties has an account and the names of all persons authorized to draw thereon or having access thereto;

                     (xii)       All real and personal property (a) held by any of Seller Parties as the result of foreclosure or repossession and (b) that secures any loan of any of Seller Parties and, to the knowledge of Seller Parties, has any environmental problems of the nature described in Section 5(u) hereof.

       Except to the extent in the aggregate not material to the business, results of operation or financial condition of any of Seller Parties, all of the contracts, agreements, leases, licenses, registrations, permits, franchises, consents, certificates and commitments required to be listed on Schedule 5(m) (all herein referred to as "Authorizations, Rights, and Obligations") other than those which have been fully performed, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in Schedule 5(m), are not in any way affected by the Merger, Subsidiary Merger or Bank Merger herein so that, after the Merger, Subsidiary Merger and Bank Merger pursuant hereto, the

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surviving company will still be entitled to the full benefits thereof. Except as disclosed in Schedule 5(m), none of the payments required to be made under or as to any of the Authorizations, Rights and Obligations has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such Authorizations, Rights and Obligations is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the business, properties, assets or earnings of any of Seller Parties.

              (n)       Patents, etc. Each of the Seller Parties owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other propriety rights to the extent in existence necessary to conduct their business as they are presently operated. To the knowledge of Seller Parties, none of the Seller Parties is infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending or threatened with respect thereto.

              (o)       No Guaranties. None of the obligations or liabilities of any of Seller Parties is guaranteed by any other person, firm or corporation, nor has any of Seller Parties guaranteed the obligations or liabilities of any other person, firm or corporation, except in the ordinary course of business or as set out on Schedule 5(o).

              (p)       Loans and Other Receivables. All loans and other receivables of any of Seller Parties which are reflected in the Seller Balance Sheet, and all such loans and receivables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of business. The reserve for loan losses of Seller Parties has been calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations and is adequate to provide for all losses (net of recoveries of loans previously charged off) on loans or extensions of credit outstanding as of December 31, 2001. None of the Seller Parties has any loans or other evidences of indebtedness in their respective loan portfolios that (i) are considered non-performing or have been placed on a non-accrual status in accordance with the policies of any of Seller Parties; (ii) are classified by any of Seller Parties as other loans specially mentioned, substandard, doubtful, or loss loans; (iii) are thirty (30) days or more past due; (iv) are in excess of $25,000 principal amount for any such loans individually and have been renegotiated as to payment terms or collateral because of credit risks associated with such loans; or (v) to the knowledge of Seller are subject to any material defenses, offsets or counterclaims that may be asserted against the present holder thereof, except in each case as have been disclosed in Schedule 5(p) attached hereto.

              (q)       Records. The books of account, minute books, stock certificate books and stock transfer ledgers of each of Seller Parties are complete and correct in all material respects, and there have been no material transactions involving the business of any of Seller Parties which properly should have been set forth therein and which have not been accurately so set forth.

              (r)       Employee Benefit Plans and ERISA.

                     (i)       Schedule 5(m) hereto lists all employee benefit plans (as defined in Section 3(3) of ERISA) and any fringe benefit, bonus, cafeteria or flexible spending programs, insurance, severance, savings, executive or incentive compensation arrangements, death and disability benefit programs, perquisites, and any other compensatory programs other than direct, current cash compensation that is maintained, sponsored or contributed to by any of the Seller Parties for any of its current or former employees or directors, either currently or at anytime within the six fiscal year period ending on or immediately before the Effective Time (all of which are collective referred to as the "Plans").

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                     (ii)       Each of the Plans has been operated in all material respects in compliance with its terms and the requirements of the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable, since either such law became applicable with respect thereto. Any of the Plans that is intended to be qualified under Section 401(a) of the Code has a received a favorable determination letter (or equivalent) from the Internal Revenue Service which reflects all law changes required through the "GUST" round of amendments, or an application for such a letter is pending with the IRS. Copies of such determination letters shall be made available to Purchaser Parties upon request. All contributions required to be made to any such plan or an associated trust have been timely made.

                     (iii)       Except as described on Schedule 5(r), none of the Seller Parties, nor any other corporation or unincorporated business that has ever been affiliated with them under Section 4001 of ERISA, maintains or has ever maintained, sponsored or contributed to any employee pension plan that is subject to Title IV of ERISA, the funding standards of Section 412 of the Code or Section 302 of ERISA, an insurance plan exempted from the funding standards by Section 412(i) of the Code, or any multi-employer or multiple employer plan or welfare arrangement. No event has occurred with respect to any employee pension plan that constitutes a reportable event under Section 4043 of ERISA (or would constitute such an event if the plan were subject to that Section).

                     (iv)       Except as described on Schedule 5(r), the Seller Parties do not maintain any severance plan or benefit that would require payment to anyone solely as a result of the transactions contemplated by this Agreement. None of the Plans providing group health benefits is subject to the health care continuation provisions of ERISA (sometimes known as COBRA rights) or otherwise extends benefits for any participant or beneficiary more than 30 days past the participant's termination of employment.

                     (v)       None of the Plans nor any of their respective related trusts has been terminated or partially terminated (except the termination of any Plan which is in compliance with the applicable requirements of the Code and ERISA and which will not result in any additional liability to any of Seller Parties or Purchaser Parties). All of the Plans are terminable at will upon the election of one or more of the Seller Parties. To the extent that any of the Plans survive the Effective Time, they may be terminated at will upon the election of the Purchaser Parties.

                     (vi)       None of Seller Parties will have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of its employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

              (s)       Absence of Certain Business Practices. No officer, employee or agent of any of Seller Parties, nor any other person acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of any of Seller Parties (or assist any of Seller Parties in connection with any actual or proposed transaction) which (A) might subject any of Seller Parties to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have had a material adverse effect on the assets, business or operations of any of Seller Parties as reflected in the Seller Financial Statements or (C) if not continued in the future, might materially adversely affect the assets, business, or operations of any of Seller Parties or which might subject any of Seller Parties to suit or penalty in any private or governmental litigation or proceeding.

              (t)       Regulatory Filings. Since December 31, 1998, each of the Seller Parties has filed all required forms, reports, and documents with the FDIC, TSLD, FRB, and other Governmental Authorities that regulate Seller Parties (collectively, the "Regulatory Filings"), each of which, as of its date, or as it may have been subsequently amended, complied in all material respects with all applicable requirements of federal and state laws. Each of the Seller Parties has provided or will provide Purchaser with access to accurate and complete copies of all Regulatory Filings made for the period from

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January 1, 1999, through the date hereof, in the form filed by each of Seller Parties with the Governmental Authorities. None of the Regulatory Filings, as the same may have been amended, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of each of Seller Parties included in the Regulatory Filings present fairly, in conformity with GAAP, or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, applied on a consistent basis the financial position of each of Seller Parties, as the case may be, as of the dates thereof and their results of operations for the periods then ended, except for the absence of footnote disclosure not required to be filed in Regulatory Filings.

              (u)       Environmental.

                     (i)       To the knowledge of Seller Parties, the real property owned, leased or operated by any of Seller Parties currently or in the past or that currently secures any loan or extension of credit of any of Seller Parties, including without limitation the improvements thereon and the soil and groundwater thereunder: (i) does not contain and is not contaminated by any Hazardous Substance; (ii) does not contain and has not previously contained underground storage tanks; (iii) has never been used for the generation, treatment, storage or disposal of any Hazardous Substance, or for mining, land filling, dumping, gasoline station, dry cleaning or commercial petroleum product storage purposes; (iv) has never been the subject of any activities representing a violation or alleged violation of any Environmental Law or any report to or action by a Governmental Authority pursuant to any Environmental Law, and is in full compliance with all Environmental Laws; (v) does not otherwise contain a condition that is or may be a threat to the safety or health of the public or environment; (vi) has not had any release of any Hazardous Substance from, on, in or upon it and does not face any risk of contamination by any Hazardous Substance from any other property; and (vii) has never been the subject of an environmental audit or assessment, or remedial action for an environmental problem. With respect to any real property owned, lease or operated by any of Seller Parties in the past, but not currently owned, leased or operated by any of Seller Parties, the representations set forth above in this Section 5(u) shall be deemed to apply as of the last date that any of Seller Parties owned, leased or operated the property in question.

                     (ii)       To their knowledge, Seller Parties: (i) have never sent a Hazardous Substance to a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law, (A) has been placed on the "National Priorities List," the "CERCLIS" list, or any other similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal," "remedial," "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) are in compliance with all Environmental Laws in all of their activities and operations; (iii) are not involved in any suit or proceeding and have not received any notice or request for information from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Substance or a violation or alleged violation of any Environmental Law, and have not received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Substance; and (iv) have timely filed every report required to be filed, acquired all necessary licenses, certificates, approvals and permits (all of which are listed on Schedule 5(u), and none of which shall be lost or materially modified as a result of this transaction), and generated and maintained all required data, documentation and records under all Environmental Laws.

                     (iii)       No material expense or change in the business of any of Seller Parties will be required to comply with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law and to be applicable to the business of any of Seller Parties in the future.

                     (iv)       Schedule 5(u) identifies all environmental reports, audits or assessments, or occupational health studies, that, to the knowledge of Seller Parties, relate to properties or facilities now or formerly leased, owned or operated by any of Seller Parties undertaken by Governmental Authorities or other parties, or by any of Seller Parties, or by

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any of their lenders, agents, independent contractors or representatives. Seller Parties have heretofore delivered to Purchaser true and complete copies of each such document and each environmental license, certificate or permit.

              (v)       Employment Practices. The relations of each of the Seller Parties with their employees are reasonably satisfactory, and none of the Seller Parties has received any notice of any significant controversies with, or organizational efforts or other pending actions by, representatives of its employees. Each of the Seller Parties has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 5(v) hereto, no person has asserted that any of Seller Parties is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

              (w)       Insider Interests. Except as reflected in Schedule 5(w), no director, officer, or employee of any of Seller Parties or any associate of any such director, officer, or employee is presently, directly or indirectly, a party to any material transaction with any of Seller Parties, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any such director, officer, employee, or associate. Except as reflected in Schedule 5(w), no director, officer, or employee of any of Seller Parties or any associate of any such director, officer, or employee owns, directly or indirectly, has any interest in, or serves as a director, officer, or employee of, any material customer, supplier, or competitor of any of Seller Parties. For purposes of this Section only, an "associate" of any director, officer, or employee means any member of the immediate family of such director, officer, or employee or any corporation, partnership, trust, or other entity in which such director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent (3%) of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

              (x)       Insurance and Fidelity Bonds. Seller Parties carry fire, liability and other insurance with respect to their properties and businesses in such amounts and against such risks as are customary, for companies of their size and as their management reasonably believes to be adequate for the business conducted by them. Except as disclosed in Schedule 5(x), none of the Seller Parties has forfeited or waived any claim under any insurance policy or bond insuring any of Seller Parties or their respective officers and directors and have fully complied with the material terms and conditions thereof. Schedule 5(x) sets forth all property damage and personal injury claims asserted against any of Seller Parties during the past five years, or otherwise still pending. Except as otherwise set forth on Schedule 5(x), all of such claims have been or are being defended by insurance carriers without reservation and are or will be covered by said insurance policies or bonds. None of the Seller Parties has received a notification from any insurance carrier denying or disputing any claim made by them, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increases with respect to any of said insurance policies or bonds. None of the Seller Parties has any claims pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim. None of the Seller Parties has been refused any insurance by an insurance carrier during the past five (5) years because of unacceptable risk.

       Since January 1, 1997, or the date of its incorporation, if later, each of Seller Parties has continuously maintained fidelity bonds insuring them against acts of dishonesty by their employees in such amounts as are customary for banks or companies of their size. Since January 1, 1997, or the date of its incorporation, if later, there have been no claims under such bonds, except as disclosed in Schedule 5(x), and none of the Seller Parties, or any of their respective officers or directors, are aware of any facts that would form the basis of a claim under such bonds.

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              (y)       Brokerage Fees Brokerage Fees. Except as set forth on Schedule 5(y), none of the Seller Parties nor any director of any of Seller Parties has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

              (z)       Information for Shareholder Communications. The information contained in any written communication or proxy statement furnished to shareholders of Seller or Purchaser insofar as it relates to Seller Parties will comply in all respects with applicable securities laws and will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

              (aa)       Community Reinvestment Act. Each of Seller Parties is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder, and Seller Parties have supplied Purchaser with copies of their current CRA Statement, all support papers therefor, all letters and written comments received by any of Seller Parties since January 1, 1998 pertaining thereto and any responses by Seller Parties to such comments. Each of Seller Parties has a rating of "satisfactory" as of their most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to their next CRA compliance examination or why the Federal Reserve Board or FDIC or any other Governmental Authority may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Seller Parties under the CRA.

              (bb)       Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. Each of Seller Parties is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder, except as disclosed on Schedule 5(k). Seller Parties have not received any notices of any violation of said acts or any of the regulations promulgated thereunder, nor do any of Seller Parties have any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to any of Seller Parties' compliance with said acts, except as disclosed on Schedule 5(k).

              (cc)       Usury Laws and Other Consumer Compliance Laws. Except as disclosed on Schedule 5(k), all loans of each of Seller Parties have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), Title 4 of the Texas Finance Code and all statutes governing the operation of Seller Parties. Each loan on the books of any of the Seller Parties was made in the ordinary course of Seller Parties' business.

              (dd)       Bank Secrecy Act. Each of Seller Parties is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)) and all regulations promulgated thereunder, and each of Seller Parties has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, each of Seller Parties has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

              (ee)       Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Section 5 or elsewhere in this Agreement or any documents delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that any employee, agent or representative of Purchaser should have known that any such representation or warranty is or might be inaccurate in any respect or by reason of the contents of any evaluation or analysis prepared by or on behalf of Purchaser.

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       6.       Purchaser and Acquisition Representations and Warranties. Purchaser Parties, jointly and severally, hereby represent and warrant to Seller Parties as follows:

              (a)       Organization, Standing and Qualification. The Purchaser Bank is a national banking association duly organized, validly existing and authorized to transact the business of banking under the laws of the State of Texas; Purchaser Bank is in good standing under the laws of the State of Texas; it has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties. Purchaser Bank is duly authorized and licensed under the laws of the State of Texas to conduct business at each location where Purchaser Bank is conducting business. The deposits of Purchaser Bank are insured by the Bank Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law. Purchaser Bank has delivered to Seller true and complete copies of Purchaser Bank's articles of association and all amendments thereto, certified by the OCC, and the bylaws of Purchaser Bank as presently in effect, certified by the President and Secretary of Purchaser Bank.

              Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties (subject to receipt of required regulatory approvals), (iii) is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary; except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect; and (iv) is a registered bank holding company with the FRB. Purchaser has delivered to Seller true and complete copies of Purchaser's articles of incorporation and all amendments thereto, certified by the Secretary of State of Texas, and the bylaws of Purchaser as presently in effect, certified by the President and Secretary of Purchaser.

       Acquisition (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties; and (iii) is duly qualified and licensed to do business and is in good standing in every other state of the United States or other jurisdictions where the character of its business or the nature of its properties makes such qualification or licensing necessary. Acquisition has delivered or will deliver prior to the Closing to Seller true and complete copies of the articles of incorporation and all amendments thereto, certified by the Secretary of the State of Maryland, and the bylaws of Acquisition as presently in effect, certified by the President and Secretary of Acquisition.

              (b)       No Conflict With Other Instruments. Neither the execution, delivery nor performance of this Agreement by Purchaser or Acquisition will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of association, articles of incorporation or bylaws of any of Purchaser Parties, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any of them are a party or by which any of them may be bound or affected.

              (c)       Execution, Delivery and Performance of Agreement; Authority. Purchaser and Acquisition have the full power and authority to enter into this Agreement and the documents to be executed pursuant hereto and, subject to requisite regulatory approval, to carry out the transactions contemplated hereby. All proceedings required to be taken by Purchaser and Acquisition to authorize the execution and delivery of this Agreement and the agreements relating hereto and, subject to any required regulatory approval, the consummation of the transactions contemplated hereby have been properly taken, and this Agreement and the documents to be executed pursuant hereto constitute or will upon execution constitute the valid and binding obligations of Purchaser and Acquisition enforceable against Purchaser and Acquisition in accordance with their terms.

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              (d) Financial Statements. Attached hereto as Schedule 6(d) are the following financial statements (hereinafter collectively called the "Purchaser Financial Statements"), all of which are complete and correct, represent actual bona fide transactions, have been prepared from the books and records of Purchaser and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraphs (i) and (iii) below which have been prepared from the books and records of Purchaser Bank) in accordance with GAAP or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, consistently applied and maintained throughout the periods indicated (except the financial statements referred to in subparagraph (ii) which have not been prepared in accordance with GAAP) and, accurately, completely and fairly present the financial condition of Purchaser and its subsidiaries on a consolidated basis (except the financial statements referred to in subparagraphs (i) and (iii) below which accurately and fairly reflect the financial condition of Purchaser Bank only) as of their respective dates and the results of their respective operations for the periods covered thereby:

                     (i)       audited consolidated balance sheet of Purchaser Bank and its subsidiaries as of September 30, 2001 and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended, together with the notes thereto;

                     (ii)       unaudited consolidated balance sheet of Purchaser and its subsidiaries ("Purchaser Balance Sheet") as of December 31, 2001 and the related statements of earnings, changes in stockholders' equity and cash flows for the year then ended; and

                     (iii)       Consolidated Reports of Condition and Income for Purchaser Bank as of December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, and December 31, 2001, and together with accompanying schedules, as filed (and amended) with the appropriate governmental entities.

Such statements of earnings referred to in clauses (i) and (ii) above do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

              (e) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Purchaser Balance Sheet, as of the Balance Sheet Date, the Purchaser Parties had no material debts, liabilities or obligations (whether absolute, accrued, contingent, unliquidated or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the income of Purchaser for the period prior to the close of business on the Balance Sheet Date or any other material debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

              (f)       Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding taxes, social security and unemployment taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due, payable or owed by any Purchaser Parties, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by any Purchaser Parties with respect to employees' withholding taxes have been duly made. None of Purchaser Parties has been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last ten (10) years, the federal income tax returns of Purchaser Parties have not been audited and there is not now in force any extension

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of time with respect to the date on which any tax return was or is due to be filed by or with respect to Purchaser Parties, or any waiver or agreement by any of them for the extension of time for the assessment of any tax.

              (g)       Absence of Changes or Events. Except as set forth in Schedule 6(g) annexed hereto, since the Balance Sheet Date each of Purchaser Parties has conducted their respective business only in the ordinary course and has not incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased in the ordinary course of business of Purchaser Bank, FHLB advances not exceeding $7,500,000, and current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with their prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects their respective businesses, liabilities or financial condition.

              (h)       Litigation; Legal Proceedings. Except as provided in Schedule 6(h), there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending, in effect, or, to the knowledge of Purchaser, threatened, against or relating to any of Purchaser Parties, or the officers, directors, employees, properties, assets or business of any of Purchaser Parties or the transactions contemplated by this Agreement, and Purchaser does not know or have reason to be aware of any basis for the same. Purchaser is not aware of any claims against any of Purchaser Parties which are not covered by insurance and none of the Purchaser Parties has received any notice or indication from their insurance company, any attorneys or otherwise that any of Purchaser Parties may or will be forced to incur any expenses or to pay any claims. Except as set forth on Schedule 6(h), none of the Purchaser Parties is now nor have they been in the last five (5) years subject to any memorandum of understanding, notice of determination, formal agreement, cease and desist order or other formal or informal administrative action with any Government Authority. None of the Purchaser Parties believe any such Government Authority has any present intent to place any of Purchaser Parties under any such administrative action.

              (i)       Compliance with Laws and Other Instruments. Except as set forth on Schedule 6(i), each of Purchaser Parties has materially complied with, and is in material compliance with, all laws, rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to their business, properties or operations as presently or heretofore conducted.

              (j)       Information for Shareholder Communications. The information contained in any written communication or proxy statement furnished to shareholders of Purchaser or Seller insofar as it relates to Purchaser Parties will comply in all respects with applicable securities laws and will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

              (k)       Financial Resources. Purchaser has the financial wherewithal and has, or will have prior to the Effective Time, sufficient funds to perform its obligations under this Agreement. Purchaser and Purchaser Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

              (l)       Community Reinvestment Act. Each of Purchaser Parties is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder, and Purchaser Parties have supplied Seller with copies of its current CRA Statement, all support papers therefor, all letters and written comments received by any of Purchaser Parties since January 1, 1998 pertaining thereto and any responses by Purchaser Parties to such comments. Each of Purchaser Parties has a rating of "satisfactory" as of their most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to their next CRA compliance examination or why the Federal Reserve Board or FDIC or any other Governmental Authority may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Purchaser Parties under the CRA.

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       7.       Conduct of Business Prior to Closing.

              (a)       Prior to the Closing, the Seller Parties will conduct their respective businesses and affairs only in the ordinary course and consistent with their prior practice and will maintain, keep and preserve their assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and will use their best efforts (i) to preserve the business and organization of their respective organizations intact, (ii) to keep available to Surviving Corporation the services of their respective officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Surviving Corporation the goodwill of correspondent banks, suppliers, depositors, loan customers, landlords and others having business relations with them, and (iv) to cooperate with each other and use reasonable efforts to assist in obtaining the consent of any party where the consent of such party may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing, the Seller Parties shall not without approval of Purchaser:

                     (i)       change their articles of association, articles of incorporation or bylaws or merge or consolidate or obligate themselves to do so with or into any other entity, except as specifically required by this Agreement; and

                     (ii)       perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type (1) described in subparagraphs (i) through (xvi) of Section 5(i) of this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (2) described in Section 5(m) of this Agreement which would be required to be set forth on Schedule 5(m) hereof.

              (b)       Seller Parties and Purchaser Parties shall give each other prompt written notice of any change in any of the information contained in the representations and warranties made in Section 5, Section 6 or elsewhere in this Agreement or the schedules referred to herein which occurs prior to the Closing.

              (c)       Beginning on the date of this Agreement, Messrs. Reid Sharp and Robert Berryhill or their designees, shall be entitled to receive notice of and to attend all regular and special meetings of the board of directors and all committees of Seller Parties, including, without limitation, the officer loan committee, investment committee, the executive committee, the personnel committee, and any other committee of Seller Parties, except that such persons shall excuse themselves from any meeting or portion thereof where this Agreement or the transactions contemplated by this Agreement are being discussed.

              (d)       The Parties shall use their respective best efforts to cause the consummation of the transactions contemplated hereby in accordance with all the terms and conditions of this Agreement, the Plan of Merger, the Subsidiary Plan of Merger and the Bank Plan of Merger. Without limiting the foregoing, the Parties shall use their respective best efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and any Governmental Authority necessary or, in the opinion of the Parties, advisable for the consummation of the transactions contemplated by this Agreement including, without limitation, approvals from the FRB, the FDIC, the TSLD and the OCC. Seller Parties, on the one hand, and Purchaser Parties, on the other hand, will promptly comply with all other filing requirements which federal, state or foreign law may impose on them, respectively, with respect to this Agreement, the Plan of Merger, the Subsidiary Plan of Merger and the Bank Plan of Merger.

              (e)       Each of the Parties shall deliver to the other as soon as they become available accurate and complete copies of all reports, forms, and documents filed by any of them (or their subsidiaries) with any Governmental Authority subsequent to the date hereof and prior to the Closing Date. Such reports, forms, and documents will comply in all material respects with all applicable requirements of federal and state banking and securities laws. None of such reports, forms, and documents, including without limitation any financial statements or schedules included therein, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of each of the Parties included in such reports, forms, and documents will present fairly, in conformity

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with GAAP, or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, applied on a consistent basis the financial position of the Parties as of the dates thereof and their results of operations for the periods then ended.

       8.       Access to Information and Documents; Confidentiality.

              (a)       Upon reasonable notice and during regular business hours, Seller Parties will give Purchaser Parties and Purchaser Parties' attorneys, accountants and other representatives full access to the personnel and all properties, documents, contracts, books and records of each of the Seller Parties and Seller Parties will furnish Purchaser Parties with copies of such documents (certified by appropriate officers if so requested) and with such information with respect to the affairs of each of the Seller Parties as Purchaser Parties may from time to time request, and Purchaser Parties will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Purchaser Parties or any investigation by Purchaser Parties shall not affect Purchaser Parties' right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

              (b)       Upon reasonable notice and during regular business hours, Purchaser Parties will give Seller Parties and Seller Parties' attorneys, accountants and other representatives full access to the personnel and all properties, documents, contracts, books and records of each of the Purchaser Parties and will furnish Seller Parties with copies of such documents (certified by appropriate officers if so requested) and with such information with respect to the affairs of each of Purchaser Parties as Seller Parties may from time to time request, and Seller Parties will not improperly disclose the same prior to the Closing. Any such furnishing of such information to Seller Parties or any investigation by Seller Parties shall not affect Seller Parties' right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

              (c)       Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto agrees to use its best efforts to keep confidential any and all information and data with respect to the other Party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the Parties, agrees not to use any such information or data to gain any competitive advantage against the disclosing party and, upon the disclosing Party's request, agrees to return all documents and all copies thereof to the disclosing Party; provided, however, that notwithstanding the foregoing, each of the Parties hereto shall be free to disclose any such information or data (i) to the extent required by applicable law, (ii) in connection with any application, notice or any filing with any regulatory authority for approval of the transaction contemplated by this Agreement, (iii) in connection with any proxy statement, offering circular or other disclosure document in connection with this transaction, and (iv) during the course or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. None of the Parties hereto will make any public announcement or communication to employees, customers or suppliers regarding the subject matter of the transactions contemplated by this Agreement without the prior approval of the other; provided, however, that if in the opinion of counsel for Purchaser or Seller, public disclosure of the pendency of the transactions contemplated hereby is required under the federal securities laws, the consent or approval of the other to the release of such publicity and the content thereof shall not be unreasonably withheld.

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       9.       Information for Applications and Filings; Shareholder Approvals.

              (a)       The Parties will furnish each other with all information concerning such Party and their respective directors and officers required to be included in any disclosure document, proxy statement, application or filing to be made by Purchaser Parties, or Seller Parties to, or filed by Purchaser Parties, or Seller Parties with, the shareholders of Purchaser Parties or Seller Parties or any Governmental Authority in connection with the Merger, Subsidiary Merger or Bank Merger and each of the Parties represent and warrant that such information (insofar as it relates to the Party furnishing the information) shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made not misleading.

              (b)       Seller shall call an annual or special meeting of its stockholders as soon as reasonably practicable in order that such stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger. Seller shall not require more than the minimum shareholder vote required by applicable law for approval of the Merger. Acting through its Board of Directors and subject to its fiduciary responsibilities to shareholders, Seller agrees to recommend to its shareholders that such shareholders vote in favor of the Merger.

              (c)       Purchaser, as the sole stockholder of Acquisition, shall approve the Merger and Subsidiary Merger.

       10.       Additional Agreements.

              (a)       Nonsolicitation. Seller Parties agree (i) that none of them nor any of their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal (as defined herein) (including, without limitation, any Acquisition Proposal to its stockholders) or, except as may be required in the exercise of the fiduciary duties of the Board of Directors of the Seller to the Seller or its shareholders after receiving advice from outside counsel and in response to an unsolicited request therefor by a person who a majority of the Board of Directors of the Seller believes intends to submit a Superior Proposal (as defined below), engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and (ii) that they will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and they will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 10; provided, however, that nothing contained in this Section 10 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's shareholders a position with respect to a tender offer by a third party or from making such disclosure to the Seller's shareholders which, in the judgment of the Board of Directors of the Seller after receiving advice of outside counsel, may be required under applicable law. From and after the execution of this Agreement, each of Seller Parties shall immediately advise Purchaser in writing of the receipt, directly or indirectly, of any inquiries, discussion, negotiations, or proposals, whether oral or written, relating to an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Purchaser within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustment to such terms as a result of negotiations or otherwise) of any such inquiry, discussion, negotiation or proposal in addition to any information provided to any third party relating thereto. In addition, each of Seller Parties shall immediately advise Purchaser, in writing, if the Board of Directors of the Seller or Seller Bank shall make any determination as to any Acquisition Proposal.

                     For purposes of this Agreement: (i) "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 25% or more of any class of equity securities of Seller or Seller Bank, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Seller or Seller Bank, any merger, consolidation, business combination, sale

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of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Seller or Seller Bank, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or which would reasonably be expected to dilute materially the benefits to Purchaser, Purchaser Bank or Acquisition of the transactions contemplated hereby; and (ii) "Superior Proposal" means an Acquisition Proposal which a majority of the disinterested directors of Seller determines in its good faith judgment (based on advice of Seller's independent financial advisor) to be more favorable to the shareholders of Seller than the Merger.

              (b)       Indemnification of Officers and Directors of Seller Parties. From and after the Effective Time through the seventh anniversary of the Effective Time, Purchaser (the "Indemnifying Party") shall indemnify and hold harmless any present or former director or officer of Seller Parties (the "Indemnified Parties"), with respect to any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, matter, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated herein), if first asserted or claimed prior to the date hereof and disclosed on the schedules to this Agreement, if first asserted or claimed between the date hereof and the Effective Time and disclosed pursuant to Section 7(b) hereof, or if first asserted or claimed after the Effective Time, to the fullest extent, permitted under the Texas Business Corporation Act; provided, however, (i) that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim, (ii) that nothing contained herein shall extend or be deemed a waiver of any applicable statute of limitations in respect of any claim or claim for indemnification, (iii) the maximum amount which Purchaser shall be required to pay pursuant to this Section 10(b) shall be $500,000, plus any directors and officers liability insurance payments actually received by the Purchaser Parties pursuant to directors and officers liability insurance purchased pursuant to Section 10(d), and (iv) nothing contained in this Section 10(b) shall be deemed a waiver or modification of the representation and warranty contained in Section 5(j) or any provision of this Agreement setting forth a remedy for breach of a representation or warranty. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation, Charter or Bylaws of any of Seller Parties, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

              (c)       Procedure for Indemnification. Any Indemnified Party wishing to claim indemnification under Section 10(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties, and advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) in accordance with the obligations set forth in Section 10(b) hereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

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              (d)       Directors' and Officers' Liability Insurance. Purchaser shall use reasonable efforts to maintain Seller's existing directors' and officers' liability insurance policy (or purchase a tail insurance policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by Seller Parties for a period of six years following the Effective Time; provided, however, that in no event shall the Purchaser be required to expend on an annual basis more than the percentage set forth below of the amount paid by Seller Parties on an annual basis as of the date hereof for such insurance coverage (the "Insurance Amount") to maintain or procure such insurance coverage, and further provided that if Purchaser is unable to maintain or obtain the insurance called for hereby, Purchaser shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Years After Effective Time	Percentage of Annual Premium
Years 1 to 3	200%
Year 4	50%
Year 5	40%
Year 6	30%

At the request of Purchaser, Seller shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time.

              (e)       Obligation of Successors. In the event that the Purchaser or any of its respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 10(b), (c) and (d), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

              (f)       Pre-Closing Adjustments. At the request of Purchaser, Seller shall cause Seller Bank, immediately prior to the Effective Time and after satisfaction or waiver of the conditions precedent set forth in Section 12 hereof, to establish and take such reserves and accruals as Purchaser reasonably shall request to conform Seller Bank's loan, accrual, reserve and other accounting policies to the policies of Purchaser Bank, provided however, (i) such requested conforming adjustment shall not be taken into account in determining whether Seller has experienced a Material Adverse Effect, and (ii) Seller shall not be required to take any such action that is not consistent with GAAP. No reserves, accruals or charges taken in accordance with this Section 10(f) may be a basis to assert a violation or a breach of a representation, warranty or covenant of Seller herein or constitute a Material Adverse Effect.

              (g)       Voting Agreement. Contemporaneously with the execution of this Agreement, Seller shall deliver to Purchaser a Voting Agreement and Irrevocable Proxy in the form attached hereto as Annex 4 executed by each director and advisory director of Seller and Seller Bank pursuant to which each such director agrees to vote any Seller Stock over which they have voting control in favor of this Agreement and the Merger.

              (h)       Option Cancellation Agreement. Contemporaneously with the execution of this Agreement, Seller shall cause each person who holds an option to purchase shares of Seller Stock to execute and deliver to Purchaser an Option Cancellation Agreement in the form attached hereto as Annex 5, except that, with respect to any person who is not a director of any of Seller Parties, Seller Parties shall use their best efforts to obtain from such officers executed Option Cancellation agreements within five (5) days of the date of this Agreement.

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              (i)       Employees and Employee Benefit Plans. Purchaser Parties presently intend that, after the Merger, Purchaser Parties will not maintain or make additional contributions to the employee benefit plans that were sponsored by Seller Parties immediately prior to the Merger (other than for the time necessary to terminate the plans and distribute the proceeds pursuant to Sections 10(k) and 10(l)). Purchaser Parties agree that the employees of the Seller Parties who are retained as employees of Purchaser Parties will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Purchaser Parties in accordance with the respective terms of such plans and programs, and Purchaser Parties shall take all actions necessary or appropriate to facilitate coverage of the Seller Parties employees in such plans and programs from and after the Effective Time, subject to the following:

                     (i)       Employee Welfare Benefit Plans and Programs: Each employee of Seller Parties who is retained as an employee of Purchaser Parties immediately after the Effective Time will be entitled to credit for prior service with Seller Parties for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below) sponsored by Purchaser Parties to the extent Seller Parties sponsored a similar type of plan which the Seller Parties employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Seller Parties employee to the same extent as under the Seller Parties' plans immediately before the Effective Time. For purposes of determining each Seller Parties employee's benefit for the year in which the Merger occurs under the Purchaser Parties vacation program, any vacation taken by Seller Parties employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Purchaser Parties vacation benefit available to such employee for such year. Purchaser Parties agree that for purposes of determining the number of vacation days available with respect to each Seller Parties employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Seller Parties vacation policies in effect as of January 1, 2002.

                     (ii)       Employee Pension Benefit Plans: Each Seller Parties employee who is retained as an employee of Purchaser Parties shall be entitled to credit for past service with Seller Parties for the purpose of satisfying any eligibility or vesting periods applicable to the Purchaser Parties employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Purchaser Parties 401(k)/ESOP Plan). Notwithstanding the foregoing, Purchaser Parties shall not grant any prior years of service credit to employees of the Seller Parties with respect to any defined benefit pension plans sponsored (or contributed to) by Purchaser Parties; instead, Seller Parties employees shall be treated as newly hired employees of Purchaser Parties as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

              (j)       Hurta Employment Agreement. Seller shall have delivered to Purchaser at or prior to the Effective Time an employment agreement in the form attached hereto as Annex 6 providing for the employment of Brad M. Hurta with Purchaser Bank for a period of three years at the same salary he is currently receiving from Seller Bank. Such employment agreement will replace the employment agreement dated September 25, 2000 between Brad M. Hurta and Seller Bank. Such employment agreement will acknowledge that the transactions contemplated by this Agreement will not trigger any payments under Section 7(d) of Brad M. Hurta's existing employment agreement with Seller Bank.

              (k)       Seller ESOP.

                     (i)       Prior to the Effective Time, the Seller's employee stock ownership plan ("ESOP") may be amended to provide for (w) any provisions necessary to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001, (x) cessation of further entry into the Plan, (y) full vesting of benefits by participants, and (z) elimination of the requirement for a participant to be employed on the last day of the year to receive an employer contribution, other annual additions or allocations, in each case effective as of the Effective Time. Seller shall make no other amendments to the ESOP without the prior written consent of Purchaser. Seller shall make such contributions to the ESOP as are necessary to allow the ESOP to timely satisfy any payment of principal or interest that becomes due on the ESOP indebtedness (the "ESOP

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Debt") on or before the Effective Time, but shall make no other contributions to the ESOP unless required by law. Subject to the foregoing, any cash received by the ESOP trustee in the course of the Merger with respect to unallocated shares of Seller Stock shall be applied by the trustee to the repayment of the ESOP Debt to the maximum extent that the amount of such cash will permit. If such payment is made to any of the Seller Parties, such party shall use the payment to repay any loan obtained by it to permit the ESOP to purchase shares of Seller Stock. The balance of the cash, if any, received by the ESOP trustee in the course of the Merger with respect to unallocated shares of Seller Stock shall be allocated to the accounts of all participants in the ESOP as provided therein.

                     (ii)       Prior to the allocation contemplated by the preceding sentence, the administrative and other authority previously exercised with respect to the ESOP by the Board of Directors of Seller or Seller Bank shall be exercised solely by a compensation committee of the Board of Directors of Seller and in place under the terms of the ESOP at the Effective Time (the "Committee"), which authority shall include the authority to appoint and remove trustees of the ESOP. Upon the making of all allocations in this Agreement, the ESOP shall be terminated and the account balances therein will be distributed to participants or their beneficiaries. As a condition to any distributions, Purchaser may secure a favorable determination letter for termination from the Internal Revenue Service relating to that termination and distribution. If a determination letter is secured, all distributions will be made in strict compliance therewith. Notwithstanding the foregoing: (y) Seller shall be entitled to file with the IRS an application, at any time prior to the Effective Time, for an advance determination letter relating to termination of the ESOP and/or a request for a private letter ruling concerning the use of proceeds from the sale of unallocated shares to pay the remaining ESOP Debt and/or the methodology for allocating proceeds; and (z) if at the expiration of the full transition period for continued maintenance of the ESOP there remain unallocated proceeds, then Purchaser may take any action it deems appropriate with respect to the ESOP, including (but not limited to) terminating the ESOP and making distributions therefrom or merging the ESOP into another Purchaser tax-qualified plan.

              (l)       The Seller Bank 401(k) shall be terminated at or prior to the Effective Time in accordance with applicable law and in a manner that will not result in the imposition of any liability or responsibility upon the Purchaser Parties.

              (m)       Environmental Reports. Purchaser may perform, at Purchaser's expense, as soon as reasonably practicable, but not later than thirty (30) days after the date hereof, a phase one environmental investigation and/or asbestos survey on any real property owned, leased or operated by Seller Parties currently or in the past or that currently secures any loan or extension of credit of Seller Bank as of the date hereof (but excluding property held in trust or in a fiduciary capacity) and within fifteen (15) days after being notified by any Seller Parties of the acquisition or lease of any real property acquired or leased by any Seller Parties after the date hereof (but excluding property held in trust or in a fiduciary capacity). If the results of the phase one investigation indicate, in Purchaser's reasonable opinion, that additional investigation is warranted, Purchaser may perform, at Purchaser's expense, a phase two subsurface investigation or investigations on properties deemed to warrant such additional study. Purchaser shall perform any such phase two investigation as soon as reasonably practicable after receipt of the phase one report(s) for such properties. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or (ii) recommended in such phase one or two report or reports, in the aggregate, exceed the sum of $50,000 on an after-tax basis as reasonably estimated by Purchaser's environmental firm or expert, then for a period of 5-business days after the determination of estimated remediation costs is provided to Seller, Purchaser shall have the right to terminate this Agreement pursuant to Section 13.

       11.       Conditions Precedent to Purchaser Parties' Obligations. All obligations of Purchaser Parties hereunder are subject, at the option of Purchaser Parties to the fulfillment of each of the following conditions at or prior to the Closing:

              (a)       All representations and warranties of any of Seller Parties contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects, except for changes in the

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ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein. Notwithstanding the preceding sentence, except for the representations and warranties contained in Section 5(e) and in Section 5(z), any inaccuracies in the representations and warranties of any of Seller Parties shall not prevent the satisfaction of the condition contained in this Section 11(a) unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a Material Adverse Effect on Seller. In applying the preceding sentence, the determination of whether a representation and warranty of any of Seller Parties is inaccurate shall be made without regard to any language which would otherwise qualify such representation and warranty individually by reference to materiality or a Material Adverse Effect.

              (b)       All covenants, agreements and obligations required by the terms of this Agreement to be performed by any of Seller Parties at or before the Closing shall have been duly and properly performed in all material respects.

              (c)       Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties or assets of any of the Seller Parties, taken as a whole.

              (d)       There shall be delivered to Purchaser Parties certificates executed by the President and Secretary of Seller and Seller Bank dated the date of the Closing, certifying that the conditions set forth in paragraphs (a), (b) and (c) of this Section 11 have been fulfilled.

              (e)       All documents required to be delivered to any of Purchaser Parties at or prior to the Closing shall have been so delivered.

              (f)       All consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authority) required to be obtained by or on the part of the Parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing; provided, however, no consent, approval, authorization or waiver shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Purchaser that had such condition or requirement been known, Purchaser, in its reasonable judgment, would not have entered into this Agreement. All applicable waiting periods to consummation of the transactions contemplated hereby as required by law shall have expired.

              (g)       The requisite approval of the Plan of Merger shall have been given by the shareholders of Seller and shareholders owning no more than 10% of the outstanding shares of Seller shall have exercised a right to dissent from the Merger.

              (h)       The Directors of Seller Parties shall tender their written resignations from all positions with any of Seller Parties effective as of the Effective Time.

              (i)       Purchaser shall have received Option Cancellation Agreements in the form attached hereto as Annex 5 from each holder of an outstanding option to purchase Seller Stock.

       12.       Conditions Precedent to Obligations of Seller Parties. All obligations of Seller Parties at the Closing are subject, at the option of Seller Parties, to the fulfillment of each of the following conditions at or prior to the Closing:

              (a)       All representations and warranties of any of Purchaser Parties contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained

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herein. Notwithstanding the preceding sentence, any inaccuracies in the representations and warranties of Purchaser shall not prevent the satisfaction of the condition contained in this Section 12(a) unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a Material Adverse Effect on Purchaser. In applying the preceding sentence, the determination of whether a representation and warranty of Purchaser is inaccurate shall be made without regard to any language which would otherwise qualify such representation and warranty individually by reference to materiality or a Material Adverse Effect.

              (b)       All covenants, agreements and obligations required by the terms of this Agreement to be performed by any of Purchaser Parties at or before the Closing shall have been duly and properly performed in all material respects.

              (c)       There shall be delivered to Seller Parties certificates executed by the President and Secretary of Purchaser and Purchaser Bank dated the date of the Closing certifying that the conditions set forth in paragraphs (a), (b) and (c) of this Section 11 have been fulfilled.

              (d)       All documents required to be delivered to any of Seller Parties at or prior to the Closing shall have been so delivered.

              (e)       All consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authority) required to be obtained by or on the part of the parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing. All applicable waiting periods to consummation of the transactions contemplated hereby as required by law shall have expired.

              (f)       The approval of the Plan of Merger shall have been given by the holders of a majority of the outstanding shares Seller.

       13.       Termination. This Agreement may be terminated:

              (a)       at any time on or prior to the Effective Time, by the mutual consent in writing of the Boards of Directors of the Parties;

              (b)       at any time on or prior to the Effective Time, by Purchaser in writing if Seller has, or by Seller in writing if Purchaser has, in any material respect, breached any material covenant or undertaking contained herein or any representation or warranty contained herein, in any case if such breach would have a Material Adverse Effect on the Party and has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the Party committing such breach or the Effective Time;

              (c)       by Purchaser in writing if any of the conditions to the obligations of Purchaser Parties, or by Seller in writing if any of the conditions to the obligations of Seller Parties, shall not have been satisfied or occurred on or before the Closing Date (or such earlier date as may be specifically set forth in this Agreement);

              (d)       by Purchaser or Seller in writing if there shall be any actual or threatened action or proceeding by or before any court or any other Governmental Authority which shall seek to restrain, prohibit or invalidate the Merger, Subsidiary Merger or Bank Merger and which, in the judgment of such terminating party, made in good faith, after consulting with counsel, make it inadvisable to proceed with the Merger, Subsidiary Merger or Bank Merger;

              (e)       at any time, by either Purchaser or Seller in writing, (i) if any application for prior approval of a Governmental Authority which is necessary to consummate the Merger or the other transactions contemplated hereby is denied or withdrawn at the request or recommendation of the Governmental Authority which must grant such approval, unless within the 25-day period following such denial or withdrawal a petition for rehearing or an amended application has

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been filed with the applicable Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 13(e)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

              (f)       by either Purchaser or Seller in writing if the Effective Time has not occurred by the close of business on September 30, 2002, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

              (g)       by Seller if, prior to the Effective Time, (x) any person has made a bona fide proposal relating to an Acquisition Proposal, or has commenced a tender or exchange offer for the Seller Stock, (y) the Board of Directors of Seller determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Superior Proposal and (ii) after having received the advice of outside legal counsel to Seller, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the fiduciary duties of the Board of Directors of Seller under applicable law;

              (h)       by Purchaser, if the Board of Directors of Seller (i) shall have failed to recommend to the holders of the Seller Stock that they approve and adopt this Agreement (the "Stockholder Acceptance"), (ii) shall have withdrawn or modified its approval or recommendation of this Agreement and the Merger, (iii) shall have approved or recommended an Acquisition Proposal, (iv) shall have resolved to effect any of the foregoing, or (v) shall have otherwise taken steps to impede the Stockholder Acceptance; and

              (i)       at any time, by either Purchaser or Seller, if the holders of a majority of the outstanding shares of Seller do not approve this Agreement.

              For purposes of this Section 13, termination by Purchaser also shall be deemed to be termination on behalf of the other Purchaser Parties.

       14.       Effect of Termination. In the event that this Agreement is terminated pursuant to Section 13 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 8(c) and expenses and the termination fees set forth in Section 15, and this Section 14, shall survive any such termination and (ii) a termination pursuant to Section 13(b), (c), (d) or (e) shall not relieve the breaching party, if any, from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

       15.       Expenses.

              (a)       Except in the event of a breach of this Agreement or in the event a termination fee is payable as set forth below, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

              (b)       In the event that (i) this Agreement is terminated pursuant to Sections 13(g), (h) or (i), and (ii) in the case of a termination pursuant to Section 13(i), any person (other than a Purchaser Party), shall have made or proposed, communicated or disclosed in any manner which is or otherwise becomes public an Acquisition Proposal prior to any meeting at which the shareholders of Seller are to vote on this Agreement, then the Seller shall pay to Purchaser a termination fee of $400,000, plus reimbursement of Purchaser's actual out-of-pocket expenses not to exceed $100,000. Such termination fee and out-of-pocket expenses shall be paid by wire transfer within seven days of Purchaser's bona fide request for payment.

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       16.       Restatement. The consummation of the Merger in accordance with the provisions hereof shall by virtue of such consummation alone constitute a restatement of the representations and warranties contained herein or in any document delivered pursuant hereto, and further shall constitute a representation and warranty at the time of said delivery that Seller Parties have fully performed and complied with Section 5 hereof and that Purchaser Parties have fully performed and complied with Section 6 hereof.

       17.       Nature and Survival of Representations and Warranties. Except as provided below, the representations and warranties made by Seller Parties and Purchaser Parties in this Agreement shall expire with, and be terminated and extinguished at the Effective Time, and no claim or cause of action shall exist after the Effective Time based on a breach of such representation or warranty which expires on the Effective Time. This section shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

       18.       Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or by telefacsimile, receipt confirmed, or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth below (or at such other address as any Party may specify by notice to all other Parties given as aforesaid).

       To Purchaser Parties:
              Bastrop Bancshares, Inc.
              Drawer F
              Bastrop TX 78602
              Attention: Reid Sharp, President
              Telefacsimile (512) 321-1577

       With a copy (which shall not constitute notice) to:
              Richard E. Brophy, Jr.
              Naman, Howell, Smith & Lee
              P.O. Box 1470
              Waco, Texas 76703-1470
              Telefacsimile (254) 754-6331

       To Seller Parties:
              CBCT Bancshares, Inc.
              P.O. Box 569
              Smithville, Texas 78957
              Attn: Brad Hurta, President
              Telefacsimile (512) 237-2484

       With a copy (which shall not constitute notice) to:
              Martin L. Meyrowitz
              Silver, Freedman & Taff, L.L.P.
              1700 Wisconsin Avenue, N.W.
              Washington, D.C. 20007
              Telefacsimile (202) 337-5502

       19. Miscellaneous.

              (a)       This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto. Except as otherwise expressly provided in this Agreement, neither this

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Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

              (b)       No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

              (c)       This Agreement shall be binding upon and inure to the benefit of each corporate Party hereto, its successors and assigns, and each individual Party hereto and his heirs, personal representatives, successors and permitted assigns.

              (d)       The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

              (e)       Each Party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

              (f)       This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

              (g)       This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein and applicable federal law.

              (h)       If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BASTROP BANCSHARES, INC.

By:	/s/ Reid Sharp
	Name:	Reid Sharp
	Title:	President

BASTROP ACQUISITION, INC.

By:	/s/ Reid Sharp
	Name:	Reid Sharp
	Title:	President

FIRST NATIONAL BANK OF BASTROP

By:	/s/ Reid Sharp
	Name:	Reid Sharp
	Title:	President

CBCT BANCSHARES, INC.

By:	/s/ Brad M. Hurta
	Name:	Brad M. Hurta
	Title:	President and Chief Executive Officer

COMMUNITY BANK OF
CENTRAL TEXAS, ssb

By:	/s/ Brad M. Hurta
	Name:	Brad M. Hurta
	Title:	President and Chief Executive Officer